Exhibit 12

Skadden, Arps, Slate, Meagher & Flom llp

FOUR TIMES SQUARE NEW YORK 10036-6522 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com September 14, 2015
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BlackRock MuniYield Michigan Quality Fund, Inc.
100 Bellevue Parkway
Wilmington, Delaware 19809

BlackRock MuniYield Michigan Quality Fund II, Inc.
100 Bellevue Parkway
Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as special counsel to BlackRock MuniYield Michigan Quality Fund, Inc., a closed-end management investment company organized as a Maryland corporation (the “Acquiring Fund”), and to BlackRock MuniYield Michigan Quality Fund II, Inc., a closed-end management investment company organized as a Maryland corporation (the “Target Fund”), in connection with the Acquiring Fund’s acquisition of all of the assets of the Target Fund, solely in exchange for common shares of the Acquiring Fund, par value $0.10 per share, variable rate demand preferred shares of the Acquiring Fund, par value $0.10 per share, and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, and the subsequent complete liquidation of the Target Fund (collectively, the “Reorganization”) pursuant to the Agreement and Plan of Reorganization, dated June 17, 2015, between the Acquiring Fund and the Target Fund (the “Agreement”). You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the N-14 Registration Statement (including the Proxy Statement/Prospectus and the related Statement of Additional Information) prepared with respect to the Reorganization, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.  We have assumed that the Reorganization will be consummated in accordance with the Agreement, the N-14 Registration Statement (including the Proxy Statement/Prospectus and the related Statement of Additional Information), and such other documents, certificates and records.

BlackRock MuniYield Michigan Quality Fund, Inc.
BlackRock MuniYield Michigan Quality Fund II, Inc.
September 14, 2015

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect our conclusions.  An opinion of counsel is not binding on the Service or any court.  No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, opinion, statement, representation, determination or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no other opinion.

This opinion is furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by any other person without our express written permission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP